UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         April 3, 2019

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2019, Marina Bay Sands Pte. Ltd. (“MBS”), an indirect wholly owned subsidiary of Las Vegas Sands Corp. (the "Company"), and the Singapore Tourism Board (the “STB”) entered into a Development Agreement (the “Development Agreement”) pursuant to which MBS will construct a development, which includes a comprehensive range of integrated amenities for tourism, recreation, entertainment and lifestyle uses, including a hotel tower with a rooftop attraction, Meetings, Incentives, Convention and Exhibition ("MICE") facilities comprising meeting rooms, function rooms and exhibition halls, and a state-of-the-art live entertainment arena with a seating capacity of at least 15,000 persons, as well as associated public areas and public connections (the “MBS Expansion Project”). The Development Agreement provides for a total project cost of the MBS Expansion Project of approximately SGD 4.5 billion (approximately $3.3 billion at exchange rates in effect on April 2, 2019), which investment must be completed within eight years from the Effective Date (as defined below). In connection with entering into the Development Agreement, MBS will enter into a lease with the STB for the parcels of land underlying the proposed MBS Expansion Project site (the “Land”), for the period commencing from the Effective Date and ending on August 21, 2066.

The Development Agreement contains provisions relating to the construction of the MBS Expansion Project and associated deadlines for completion, insurance and limitations on MBS’ ability to assign the lease or sub-let any portion of the Land. In addition, the Development Agreement contains events of default, including, among other things, the failure of MBS to perform its obligations under the Development Agreement. The Development Agreement also contains, among other things, restrictions limiting the use of the Land to the development and operation of the MBS Expansion Project and requirements that MBS obtain the prior approval of the STB in order to subdivide the Land or any building thereon, which approval, if given, will be subject to such terms and conditions as may be determined by the STB.

The Development Agreement makes provision for the following benefits and entitlements conferred on MBS on specified terms and conditions: MBS will be entitled to make available for gaming an additional 1,000 gaming machines over and above its existing 2,500 gaming machines; MBS is granted approval for the change of use of the area comprising the whole of the 55th floor of MBS’ hotel tower 1, or such other areas as may be agreed within hotel tower 1, to be developed and used as part of MBS’ casino; and MBS is granted an option to purchase an additional 2,000 square meters of casino gaming area at a price to be determined by the relevant Singapore government authority upon written request by MBS to exercise the option. In addition, the Development Agreement contemplates that for a period of not less than 10 years commencing no sooner than March 1, 2022, the rate of casino tax applicable to MBS will not exceed specified tiered rates; there shall not be more than two casino licenses in force under the Casino Control Act at any time prior to January 1, 2031; and for a period of five years from the date of the Development Agreement, the entry levy payable by a Singapore citizen or permanent resident for entry into the casino will not exceed SGD 150 for a 24-hour period and SGD 3,000 for a 12-month period. The Development Agreement also provides for MBS to be entitled to compensation by STB for any losses or damages suffered under certain conditions and events related to the above-described benefits and entitlements. The Development Agreement further provides MBS must maintain compliance with the material terms of the Development Agreement to obtain the above-described benefits and entitlements.

On or before the April 10, 2019, MBS is required to make payments to various governmental agencies in Singapore for premiums, deposits, stamp duty, goods and services tax and other fees in an aggregate amount of approximately SGD 1.5 billion (approximately $1.1 billion at exchange rates in effect on April 2, 2019) (the "Effective Date").

ITEM 7.01.	Regulation FD Disclosure.

On April 3, 2019, the Company issued a press release announcing entry by MBS into the Development Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release, dated April 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2019

LAS VEGAS SANDS CORP.
By:	/s/ Patrick Dumont
Name: Patrick Dumont Title: Executive Vice President and Chief Financial Officer